Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A LIMITED LIABILITY COMPANY TO A

LIMITED PARTNERSHIP PURSUANT TO

SECTION 17-217 OF THE DELAWARE REVISED

UNIFORM LIMITED PARTNERSHIP ACT

This Certificate of Conversion, dated November 14, 2011 (this “Certificate”), has been duly executed and is filed pursuant to Sections 17-204, 17-206 and 17-217 of the Delaware Revised Uniform Limited Partnership Act for the purpose of converting (the “Conversion”) Inergy Midstream, LLC, a Delaware limited liability company (the “Company”), to a Delaware limited partnership (the “Limited Partnership”).

1.	The jurisdiction where the Company was first formed is the State of Delaware.

2.	The jurisdiction of the Company immediately prior to filing this Certificate is the State of Delaware.

3.	The date the Company was first formed is September 21, 2004.

4.	The name of the Company immediately prior to filing this Certificate is “Inergy Midstream, LLC”.

5.	The name of the Limited Partnership as set forth in its Certificate of Limited Partnership is “Inergy Midstream, L.P.”

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of the date first written above.

Inergy Midstream, L.P.

By:	NRGM GP, LLC, its general partner

By:	/s/ Laura L. Ozenberger
Name: Laura L. Ozenberger Title: Authorized Person